Exhibit 99

GORMAN-RUPP REPORTS RECORD PERFORMANCE FOR 2007
Mansfield, Ohio — February 15, 2008 — The Gorman-Rupp Company (AMEX:GRC) reported record net sales of $305,562,000 for the year ending December 31, 2007, compared to $270,910,000 in 2006, an increase of 12.8%. Net income increased 19.9% in 2007 and was a record $22,859,000 compared to $19,072,000 in 2006. Record earnings per share were $1.37 for 2007 compared to $1.14 in 2006, after adjusting for a 5-for-4 split effective December 10, 2007.
Net sales in the fourth quarter 2007 increased 18.0% to a record $76,825,000 compared to $65,085,000 in the fourth quarter 2006. Fourth quarter 2007 net income was $5,754,000, more than double the $2,423,000 during the fourth quarter of 2006. Record 2007 fourth quarter earnings per share were $0.35 compared to $0.14 in 2006, an increase of $0.21 per share.
The Company’s backlog of orders was $116.4 million at December 31, 2007, an increase of 6.3% compared to the previous backlog of $109.5 million at the end of 2006. Nearly all of the backlog is scheduled to ship during 2008.
Growth in the international, fire protection, flood control, water/wastewater and government markets contributed to the Company’s 2007 success. Patterson Pump Company, a wholly-owned subsidiary of the Company, continued on a very strong track in 2007, highlighted by an order for large pumps for flood control in New Orleans.
During the fourth quarter 2007 the Company distributed a 5-for-4 stock split to shareholders and increased the quarterly cash dividend 4.2% to $0.10 per share. 2007 marked the 35th consecutive year the Company has increased cash dividends to shareholders.
“We are extremely pleased with the 2007 results” said Jeffrey S. Gorman, President and CEO. “Our market diversification across the fluid handling industry continues to position us well as we move forward. We remain optimistic that 2008 will be another successful year for the Company, despite news reports of a weakening economy”.
David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1477
For information contact Robert E. Kirkendall, Senior Vice President & CFO, Telephone (419) 755-1294.
The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating ventilating and air conditioning (HVAC), military and other liquid handling applications.

Exhibit 99

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income
(Thousands of dollars, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)
	2007	2006	2007	2006

Net sales	$76,825	$65,085	$305,562	$270,910
Cost of products sold	59,804	53,536	238,110	212,234

Gross Profit	17,021	11,549	67,452	58,676

Selling, general and administrative expenses	9,499	8,483	34,567	32,411

Operating Income	7,522	3,066	32,885	26,265
Other income (expense) — net	948	457	2,498	1,461

Income Before Income Taxes	8,470	3,523	35,383	27,726
Income taxes	2,716	1,100	12,524	8,654

Net Income	$5,754	$2,423	$22,859	$19,072

Basic and Diluted Earnings Per Share	$0.35	$0.14	$1.37	$1.14
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets
(Thousands of dollars)

	December 31,	December 31,
	2007	2006
Assets
Cash and short-term investments	$30,190	$16,855
Accounts receivable — net	47,256	45,135
Inventories — net	53,223	50,299
Deferred income taxes and other current assets	4,619	7,829

Total Current Assets	135,288	120,118

Property, Plant and Equipment — Net	59,970	52,351
Deferred income taxes and other assets	16,276	15,071

Total Assets	$211,534	$187,540

Liabilities and Shareholders’ Equity

Accounts payable	$14,162	$10,417
Accrued liabilities and expenses	19,319	17,229

Total Current Liabilities	33,481	27,646

Deferred and Other Long-term Income Taxes	1,432	—
Retirement Benefits	—	4,185
Postretirement Benefits	26,661	27,567

Minority Interest	520	—

Shareholders’ Equity	149,440	128,142

Total Liabilities and Shareholders’ Equity	$211,534	$187,540

Shares outstanding	16,703,035	16,699,285
Shares outstanding and per share data reflect the 5 for 4 stock split effective December 10, 2007.